UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2013, the Board of Directors (the “Board”) of CryoPort, Inc. (the “Company”) elected Mr. Richard G. Rathmann to the Board. Mr. Rathmann was also appointed Chairman of the Compensation Committee of the Board.

Mr. Rathmann, who is 51 years old, served for the past eighteen years as a director of various for-profit and non-profit companies. Mr. Rathmann is the manager of GBR Investments, LLC since 2005 and has served as the Executive Director of the Rathmann Family Foundation since 2002.

Mr. Rathmann received his bachelor’s degree from the University of Colorado and his juris doctor degree from Boston College Law School.

Mr. Rathmann currently serves on the board of directors of PIN Pharma, the Rathmann Family Foundation, and Cellerant Therapeutics, where he served as Chairman from 2007 to 2012 and currently serves on the Audit Committee and as Chair of the Compensation Committee.

The Board concluded that Mr. Rathmann should serve as a director on our Board in light of his knowledge and experience in guiding growth companies to success in the life sciences industry.

There have been no related party transactions between the Company and Mr. Rathmann, and there were no arrangements or understandings between Mr. Rathmann and any other person pursuant to which he was selected as a director.

Mr. Rathmann is not a party to and does not currently participate in any material Company plan, contract, or arrangement. As non-employee director he will participate in the Company’s director compensation plan governed by the Compensation Committee and will receive an initial grant to purchase 100,000 shares of the Company’s common stock upon joining the Board. In addition, Mr. Rathmann will receive cash compensation as non-employee director in the amount of $40,000 annually and $8,000 annually for his Compensation Committee Chairmanship.

A copy of the press release announcing Mr. Rathmann’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: April 1, 2013	By:	/s/ Robert S. Stefanovich
Robert S. Stefanovich
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated April 1, 2013